Exhibit 99.1

Brigham Exploration Announces an Increase in Its Senior Credit Facility
Borrowing Base

          AUSTIN, Texas, Dec. 4 /PRNewswire-FirstCall/ -- Brigham Exploration Company (Nasdaq: BEXP) today announced that it has increased its senior credit facility borrowing base from $50 million to $110 million.

          BORROWING BASE RESET TO $110 MILLION

          Effective November 27, 2006, Brigham’s borrowing base was reset from $50 million to $110 million in conjunction with its regularly scheduled semi- annual borrowing base redetermination.  In April 2006, Brigham’s borrowing base had been reset from $90 million to $50 million in connection with the sale of its 9 5/8% senior notes due 2014.

           The senior credit agreement contains customary restrictions and covenants. Pursuant to the senior credit agreement, Brigham is required to maintain a current ratio of at least 1 to 1 and an interest coverage ratio (as those ratios are defined in the senior credit agreement) for the four most recent quarters of at least 3 to 1.

          About Brigham Exploration

          Brigham Exploration Company is a leading independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces. For more information about Brigham Exploration, please visit our website at http://www.bexp3d.com or contact Investor Relations at 512-427-3444.

          FORWARD LOOKING STATEMENTS DISCLOSURE

          Except for the historical information contained herein, the matters discussed in this news release are forward looking statements within the meaning of the federal securities laws. Important factors that could cause our actual results to differ materially from those contained in the forward looking statements including our growth strategies, our ability to successfully and economically explore for and develop oil and gas resources, anticipated trends in our business‚ our liquidity and ability to finance our exploration and development activities‚ market conditions in the oil and gas industry‚ our ability to make and integrate acquisitions, the impact of governmental regulation and other risks more fully described in the company’s filings with the Securities and Exchange Commission. Forward-looking statements are typically identified by use of terms such as “may,” “will,” “expect,” “anticipate,” “estimate” and similar words, although some forward- looking statements may be expressed differently.  All forward looking statements contained in this release, including any forecasts and estimates, are based on management’s outlook only as of the date of this release, and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.

          Contact:  Rob Roosa, Finance Manager
                         (512) 427-3300

SOURCE  Brigham Exploration Company
           -0-                                                        12/04/2006
           /CONTACT:  Rob Roosa, Finance Manager of Brigham Exploration Company, +1-512-427-3300/
           /Web site:  http://www.bexp3d.com /